Exhibit 99.1

Abby Miller Appointed as Chief Accounting Officer and Treasurer of Blackstone Credit BDCs

New York, May 24, 2022 – Blackstone Credit today announced the appointment of Abby Miller as Chief Accounting Officer and Treasurer of Blackstone Private Credit Fund (BCRED) and Blackstone Secured Lending Fund (BXSL), its business development companies (BDCs). BCRED and BXSL are part of the direct lending platform within Blackstone’s $230 billion credit business, the firm’s fastest growing segment.

Ms. Miller brings more than 15 years of accounting and audit experience, predominantly within large financial services institutions. She joins Blackstone Credit from BlackRock, where she most recently served as Chief Financial Officer and Treasurer of its BDC, BlackRock Capital Investment Corporation.

Commenting on the appointment, Brad Marshall, Head of North America Private Credit at Blackstone and CEO and Chair of the Board of Trustees of both BCRED and BXSL, said: “Abby’s tremendous finance and accounting experience and deep private and public markets expertise will be extremely additive to the operations of our BDCs. We’re thrilled to welcome her to the team.”

Abby Miller added: “The Blackstone Credit team has built an exceptional direct lending platform that not only supports the growth of high-caliber private companies through its capital, resources and scale but is expanding access to the private credit asset class for a broader range of income-focused investors. I look forward to contributing to the continued expansion of the business.”

Prior to joining BlackRock in 2017, Ms. Miller was Executive Director, Accounting Policy and Quality Assurance at Rabobank, North America Region and previously served as Assistant Controller of Rabobank’s North America Wholesale Business. She has held various controllership roles at financial services institutions including Fortress Investment Group and MUFG Americas, having started her career as an auditor at EY. Ms. Miller earned a bachelor’s degree in accounting and finance from Binghamton University’s School of Management.

About Blackstone Private Credit Fund

Blackstone Private Credit Fund (BCRED) is Blackstone’s non-listed business development company (BDC). Leveraging Blackstone’s institutional-caliber investment approach, BCRED aims to provide income-focused individual investors access to private credit in a continuously offered fund structure. It is part of Blackstone Credit’s $74 billion direct lending platform, which provides privately originated, senior secured, floating rate loans to U.S. and European middle market companies. BCRED is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in credit investing.

About Blackstone Secured Lending Fund

Blackstone Secured Lending Fund (NYSE:BXSL) is a specialty finance company that invests primarily in the debt of private U.S. companies. As of March 31, 2022, BXSL’s fair value of investments was approximately $10.0 billion. BXSL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. BXSL is externally managed by Blackstone Credit BDC Advisors LLC, an SEC-registered investment adviser that is an affiliate of Blackstone Inc. Blackstone Inc. (formerly, The Blackstone Group, Inc.), together with its subsidiaries, is the world’s largest alternative investment firm with approximately $915 billion of assets under management as of March 31, 2022.

About Blackstone Credit

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $230 billion in AUM. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

Contact

Kate Holderness

kate.holderness@blackstone.com

646-482-8774